                                                                     EXHIBIT 8.2

                                    THE WARNER                        AUSTIN
(BAKER BOTTS L.L.P. LOGO)           1299 PENNSYLVANIA AVE.,           BAKU
                                    NW WASHINGTON, D.C.               DALLAS
                                    20004-2400                        HOUSTON
                                    202.639.7700                      LONDON
                                    FAX 202.639.7890                  MOSCOW
                                                                      NEW YORK
                                                                      RIYADH
                                                                      WASHINGTON

[ _______ ], 2005


Liberty Media International, Inc.
12300 Liberty Boulevard
Englewood, CO  80112

Ladies and Gentlemen:

         We have acted as counsel to Liberty Media International, Inc., a Delaware corporation ("LMI"), in connection with the planned transaction involving the merger (the "LMI Merger") of Cheetah Acquisition Corp., a Delaware corporation ("LMI Merger Sub"), with and into LMI and the merger (the "UGC Merger," and collectively with the LMI Merger, the "Mergers") of Tiger Global Acquisition Corp., a Delaware corporation ("UGC Merger Sub"), with and into UnitedGlobalCom, Inc., a Delaware corporation ("UGC"), pursuant to an Agreement and Plan of Merger, dated as of January 17, 2005, among Liberty Global, Inc., a Delaware corporation ("HoldCo"), LMI, UGC, LMI Merger Sub, and UGC Merger Sub (the "Merger Agreement"). Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Merger Agreement.(1)

         In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Merger Agreement, (ii) the officers' representation letters dated as of the date hereof that were provided to us by HoldCo, LMI Merger Sub, UGC Merger Sub and LMI which are attached hereto as exhibits, (iii) the joint proxy statement/prospectus dated May 3, 2005 of LMI and UGC (the "Joint Proxy Statement/Prospectus"), included in the Registration Statement of HoldCo on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") in connection with the Mergers on May 3, 2005, (iv) the Voting Agreement, dated as of January 17, 2005, between John C. Malone and UGC,
(v) the Restated Certificate of Incorporation of HoldCo, which will be in effect on the Closing Date, and (vi) information provided to us by LMI. In addition, we assume that the Mergers will be consummated strictly in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.




--------
(1) References contained in this letter to the Merger Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

(BAKER BOTTS L.L.P. LOGO)                                     [__________], 2005


                                      -2-

         On the basis of and subject to the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable U.S. federal income tax law:

         (i) the LMI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

         (ii) no gain or loss will be recognized by HoldCo, LMI, any Wholly-Owned Subsidiary of LMI that owns shares of UGC Common Stock, or UGC as a result of the LMI Merger or the UGC Merger; and

         (iii) no gain or loss will be recognized by the shareholders of LMI with respect to shares of LMI Stock converted solely into HoldCo Stock as a result of the LMI Merger.

Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion is not binding upon the Internal Revenue Service (the "IRS") or a court and will not preclude the IRS or a court from adopting a contrary position. No opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences of the Mergers under any foreign, state, or local tax law.

         This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Merger Agreement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of the SEC thereunder.

                                    Sincerely,





                                    BAKER BOTTS L.L.P.

Attachments